Exhibit 3.1

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

SILENSEED LTD.

PRELIMINARY

1.	Company Name

The name of the Company in English is "Silenseed Ltd." and in Hebrew סיילנסיד בע"מ (the "Company").

2.	Purpose

The purpose of the Company is to engage in any lawful act or activity for which companies may be organized under the Israeli Companies Law, 1999 (the "Companies Law").

3.	Interpretation

 (a)        Unless the subject or the context otherwise requires:  (i) words and expressions defined in the Companies Law in force on the date when these Articles or any amendment thereto, as the case may be, first became effective shall have the same meanings herein; (ii) words and expressions importing the singular shall include the plural and vice versa; (iii) words and expressions importing the masculine gender shall include the feminine gender; and (iv) words and expressions importing persons shall include bodies corporate.

 (b)        The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

 (c)        The specific provisions of these Articles shall supercede the provisions of the Companies Law to the extent permitted under the Companies Law.  With respect to any matter that is not specifically addressed in these Articles, the provisions of the Companies Law shall govern.

4.	Private Company

The Company is a private company, and accordingly:

 (a)        the number of shareholders for the time being of the Company (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single shareholder;

 (b)        any invitation to the public to subscribe for any shares or debentures of the Company is prohibited; and

 (c)        the right to transfer shares in the Company shall be restricted as hereinafter provided.

5.	Limitation of Liability

The liability of each shareholder for the Company's obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares held by such shareholder.

SHARE CAPITAL

6.	A. Authorized Share Capital

The share capital of the Company is Ten Thousand New Israeli Shekels (NIS 10,000) divided into (i) Nine Hundred Thousand (900,000) Ordinary Shares of a nominal value of NIS 0.01 each (the "Ordinary Shares"), and (ii) One Hundred Thousand (100,000) Ordinary -1 Shares of a nominal value of NIS 0.01 each (the "Ordinary – 1 Shares", and together with the Ordinary Shares, the "Shares"). The holders of more than three percent (3%) of the issued and outstanding share capital of the Company, on an as - converted basis, shall also be referred to as "Significant Shareholders".

The term "as – converted basis" shall mean the theoretical conversion of all outstanding Ordinary – 1 Shares into Ordinary Shares, at the then applicable conversion ratio.

B. Conversion Rights.

Each Ordinary - 1 Share shall be convertible, at the option of the holder of such share, at any time after the date of issuance of such share, into such number of fully paid and nonassessable Ordinary Shares as is determined by dividing the Ordinary -1 Original Issue Price (as defined below) for such Ordinary – 1 Share by the Conversion Price (as defined below) at the time in effect for such Ordinary – 1 Share. The initial conversion price per each Ordinary -1 Share shall be the Ordinary -1 Original Issue Price for such share (the "Conversion Price"); provided, however, that the Conversion Price for each Ordinary -1 Share shall be subject to adjustment in accordance with any share combination or subdivision, distribution of bonus shares or any other reclassification, reorganization or recapitalization of the Company's share capital where the shareholders retain their proportionate holdings in the Company on an as - converted basis ("Recapitalization Event") and pursuant to the anti-dilution provisions set forth herein.

Notwithstanding anything to the contrary herein, each Ordinary -1 Share, shall automatically be converted into fully paid and nonassessable Ordinary Shares by dividing the Ordinary -1 Original Issue Price by the Conversion Price at the time in effect for such Ordinary -1 Shares, immediately upon: (i) the closing of a Qualified IPO (as defined herein), or (ii) the consent in writing of the holders of the majority of the Ordinary -1 Shares on an as - converted basis.

The "Ordinary -1 Original Issue Price" shall mean US $65.6064, as may be proportionately adjusted pursuant to the terms of these Articles upon the occurrence of a Recapitalization Event as a result of which the number of outstanding Ordinary -1 Shares held by the Company's shareholders is proportionately increased or decreased.

C. Mechanism of Conversion.

Before any holder of Ordinary -1 Shares shall be entitled to convert its Ordinary – 1 Shares, in whole or in part, it shall surrender the certificate or certificates therefor to the Company and shall give written notice to the Company of its election to convert the same (or any part thereof). Such conversion shall be deemed to have been made immediately prior to the close of business of the first business day following the receipt by the Company of the certificate representing the Ordinary -1 Shares to be converted and the holder's written notice as aforesaid, and the shareholder entitled to receive the Ordinary Shares issuable upon such conversion shall thereupon be treated for all purposes as the record holder or holders of such conversion shares as of such date. If the conversion is in connection with an automatic conversion under Article 6B, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. If the conversion is in connection with an IPO, the conversion may, at the option of any holder tendering Ordinary -1 Shares for conversion, be conditioned upon the closing of the IPO, in which event the shareholder entitled to receive the Ordinary Shares issuable upon such conversion of the Ordinary -1 Shares shall not be deemed to have converted such Ordinary -1 Shares until immediately prior to the closing of the IPO. The Company shall, as soon as practicable after the conversion and surrender of the certificate(s) representing the Ordinary -1 Shares converted, issue and deliver to such holder of Ordinary -1 Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. In the event that the certificate(s) representing the Ordinary -1 Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Ordinary -1 Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

D. Conversion Price Adjustment.

In the event that prior to the closing of a Qualified IPO, the Company issues any Additional Shares at a price per share lower than the applicable Conversion Price of the Ordinary – 1 Shares in effect immediately prior to such issuance (the "Reduced Price"), then the applicable Conversion Price for such Ordinary -1 Shares shall be reduced, for no additional consideration in accordance with the following broad-based weighted average formula:

        (N x P) + (N' x P')
CP = -------------------------
N + N'

where CP is the adjusted Conversion Price; N is the number of the aggregate number of the Company's outstanding Ordinary Shares and Ordinary -1 Shares on a fully diluted, as-converted basis, outstanding immediately prior to the relevant issuance of Additional Shares; P is the Conversion Price applicable to such Ordinary -1 Share in effect immediately prior to such issuance; N' is the number of Additional Shares; and P' is the price per share of the Additional Shares.

(i)           No adjustment of the Conversion Price as stated above shall be made if it has the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment. No adjustments of the Conversion Price for Ordinary -1 Shares shall be made in an amount less than US$0.00001 per share (as adjusted for subsequent Recapitalization Events).

(ii)          In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash received therefor. In the case of the issuance of Additional Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof, as shall be determined in good faith by the Company.

(iii)         In the case of the issuance of warrants or options to purchase, or rights to subscribe for, Additional Shares, or securities which by their terms are convertible into or exchangeable for Additional Shares or options to purchase or rights to subscribe for such convertible or exchangeable securities (collectively, "Options"), the Additional Shares deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation the passage of time, but without taking into account potential anti-dilution adjustments), conversion or exchange, as the case may be, of such Options, shall be deemed to have been issued at the time of issuance of such Options at a consideration equal to the consideration (determined in the manner provided in Article 6D(ii)), if any, received by the Company for such Options upon the issuance of such Options plus any additional consideration payable to the Company pursuant to the terms of such Options (without taking into account potential anti-dilution adjustments and excluding cancellation of debt) for the Additional Shares covered thereby.

E. No Fractional Shares and Certificates as to Adjustments.

No fractional shares shall be issued upon conversion of the Ordinary -1 Shares, and the number of Ordinary Shares to be issued shall be rounded up to the nearest whole share.

F. Reservation of Shares Issuable Upon Conversion.

The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Ordinary -1 Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Ordinary -1 Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Ordinary -1 Shares, then the Company will take such corporate action as may be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

G.Voting Rights.

Each of the Ordinary -1 Shares shall be voted together with the other shares of the Company, and not as a separate class, in all General Meetings, except as required herein or under applicable law, with each Ordinary -1 Share having votes in such number as if then converted into Ordinary Shares.

7.	Increase of Share Capital

Subject to Article 70, the Company may, from time to time, increase its share capital by the creation of new shares.  Any such increase shall be in such amount and shall be divided into shares of such nominal amounts, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as the resolution taken by the holders of the majority of the Company's issued and outstanding share capital (on an as – converted basis), approving the creation of such shares shall provide. Except to the extent otherwise provided in the resolution creating such new shares, such new shares shall be subject to all the provisions applicable to the shares of the original share capital.

8.	Special Rights; Modifications of Rights

 (a)        Without prejudice to any special rights previously conferred upon the holders of existing shares in the Company, and subject to Article 70, the Company may, from time to time, provide for shares with such preferred or deferred rights or rights of redemption or other special rights and/or such restrictions, whether in regard to dividends, voting, repayment of share capital or otherwise, as may be stipulated in the resolution pursuant to which such shares are created.

 (b)         (i)             If at any time, a certain class of the share capital is divided into different classes of shares, the rights attached to such class, unless otherwise provided by these Articles, may be modified or abrogated by the Company, subject to the consent in writing of the holders of a majority of the issued and outstanding shares of such class, on an as – converted basis, or the sanction of a resolution passed by a majority of the holders of the issued and outstanding shares of such class, on an as – converted basis, at a separate General Meeting, and subject to the provisions of Article 70.

(ii)           The provisions of these Articles relating to General Meetings shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate General Meeting shall be one or more shareholders present in person or proxy and holding not less than twenty-five per cent (25%) of the issued and outstanding shares of such class, on an as – converted basis and subject to the provisions of Article 70.

(iii)          Unless otherwise provided by these Articles, the enlargement of an existing class of shares, or the issuance of additional shares thereof, or the creation of a new class of shares with similar or different rights and privileges, shall not be deemed, for purposes of this Article 8(b), to modify or abrogate the rights attached to the previously issued shares of such class or of any other class. For the avoidance of any doubt, creation of new class of shares or increase of the authorized share capital of the Company (including increment of authorized share capital of any existing class of shares), is not subject to this Article 8(b) and will be approved by the majority of the Company's issued and outstanding shares, on an as – converted basis, in a General or Extraordinary Meeting, or otherwise under the Companies Law.

9.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

(a)           The Company may, from time to time, (subject, however, to the provisions of Articles 8(b) and 70 hereof and to applicable law):

(i)            consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(ii)           subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed by these Articles (subject, however, to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares;

(iii)          cancel any shares which, at the date of the adoption of such resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(iv)          reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by law.

(v)           convert shares of certain class into shares of other or new class, whether created or exists, subject to consent required by applicable law.

 (b)          With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Company's board of directors (the "Board of Directors") may settle any difficulty which may arise with regard thereto, as it deems fit, including, inter alia, resort to one or more of the following actions:

 (i)           determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

 (ii)          allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

 (iii)         redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

 (iv)         cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-Article 9(b)(iv).

SHARES

10.	Issuance of Share Certificates; Replacement of Lost Certificates

(a)           Share certificates shall be issued under the rubber stamp of the Company and shall bear the signature of a member of the Board of Directors (a "Director") or of any other person or persons authorized thereto by the Board of Directors.

(b)           Each shareholder shall be entitled to one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares.

(c)           A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Company's share register (the "Share Register") in respect of such co-ownership.

(d)           If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board of Directors may think fit.

11.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and accordingly, shall not, except as ordered by a court of competent jurisdiction, or as required by statute, be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person.

12.	Preemption rights.

Until the closing of an initial public offering of the Company's securities (the "Qualified IPO"), subject to the terms hereof, the Significant Shareholders shall have the right to maintain their percentage ownership of the issued and outstanding share capital of the Company (calculated on an as - converted basis) by purchasing a pro rata portion of any further issuance of additional shares, warrants, convertible deeds or any other security or right exercisable, exchangeable or convertible into shares of the Company, issued by the Company ("Additional Shares") at the offering price.

Additional Shares shall not include the following: (i) Ordinary Shares (or options therefor) issued to officers, directors or employees of, or consultants to, the Company pursuant to a share grant, option plan or purchase plan or other share incentive program or arrangement approved by the Board of Directors for employees, officers, directors or consultants of the Company, (ii) securities issued upon conversion of any Ordinary – 1 Shares outstanding on the date hereof or Ordinary Shares issued in connection with subdivisions or combinations, (iii) Dividends payable in additional Ordinary Shares; (iv) securities issued in connection with any share split, or similar event, to the extent issued on a pro rata basis to all the holders of the Company's outstanding shares, on an as – converted basis; (v) Ordinary Shares or securities convertible into Ordinary Shares issued pursuant to a grant of a loan from a bank or other financial institution approved by the Board of Directors; and (vi) issuance to Strategic Partners (as defined below) of up to 5% (in the aggregate from the date of the initial filing of these Articles) of the Company's share capital on a fully diluted and as converted basis immediately prior to each such issuance at a price per share equal or higher than the Ordinary -1 Original Issue Price approved by the Board of Directors. "Strategic Partner" shall mean an entity which: (a) is synergetic to the business of the Company, and (b) is deemed to be a strategic partner by the majority of the Board of Directors.

Prior to the closing of a Qualified IPO, the Company hereby covenants and agrees as follows:

(a)           If the Company at any time or from time to time proposes to issue and sell Additional Shares, other than in a sale pursuant to a Qualified IPO, a pro rata portion of such Additional Shares shall first be offered (as hereinafter provided) to the Significant Shareholders of the Company (each of whom, for the purposes of this Article 12, shall hereinafter be referred to as "Offeree"). For purposes of this Article 12, the pro rata portion of each Offeree shall mean a fraction of the Additional Shares to be issued, the numerator of which shall be the aggregate number of Ordinary Shares owned by each Offeree, on an as – converted basis, on the date of the Company's written notification referred to in sub-Article 12(b) below (the "Notice Date") and the denominator of which shall be the aggregate number of shares of the Company, on an as – converted basis (the “Pro Rata Share”). The aforesaid rights of the Offerees shall be subject to the following provisions:

(b)           In the event the Company proposes to undertake an issuance of Additional Shares, it shall give each Offeree written notice of its intention, describing the type of Additional Shares and the price and the terms upon which the Company proposes to issue the same, and offering its Pro Rata Share thereof to such Offerees at such price and on such terms (the “Rights Notice”). Each Offeree shall have twenty one (21) days from the date of receipt of the Rights Notice to accept, in writing, to purchase (i) its Pro Rata Share of the Additional Shares (or any portion thereof) and (ii) all or a portion of its Pro Rata Share of the Additional Shares of any other Offeree entitled to such rights to the extent that other Offerees do not elect to purchase their full share, for the price and upon the terms specified in the Rights Notice in whole or in part, by written notice to the Company, that has to be received by the Company during the above mentioned 21 days period.

(c)           In the event that any of the Offerees fails to exercise in full the pre emptive right within the periods specified in sub-Article 12(b) above, at the end of 60 days of the end of the above 21-days period the Company shall have the right to sell all Additional Shares as to which such offers have not been accepted in whole or in part by one or more of the Offerees, within the periods specified in sub-Article 12(b) above, provided, however, that no such sale be effected at a price or upon terms more favorable than those specified in the Company's Rights Notice.

(d)            Limitations. For clarification purposes the parties agree that Section 290(a) to the Companies Law shall not apply to this Company.

TRANSFER OF SHARES.

13.
In Article 13, all terms defined thereunder shall apply only to such Article and in no event a defined term in one of the above mentioned Articles shall be construed to have similar definition as in a different Article.

For the purposes of this Article 13, "Permitted Transferees" shall mean the following: (a) a spouse, child, brother, sister, or parent of a Company shareholder and any transferee by operation of law (including an executor of the will of a Shareholder, and the lawful heirs of the shareholder); (b) a wholly owned corporation of such shareholder or a corporation wholly owned by the exact same beneficial owners of the shareholder and in the same pro rata holding proportions as in such shareholder, (c) a trust which does not permit any of the settled property or the income therefrom to be applied otherwise than for the benefit of the relevant shareholder and no power or control over the voting powers conferred by any shares are subject to the consent of any person other than the trustees of such shareholder, (d) if such shareholder is a limited or general partnership - its partners, members, affiliated partnerships or entities managed by the same management company or managing (general) partner or managing member or by an entity that is affiliated with such management company or managing (general) partner or managing member, (e) an acquirer that acquires in one transaction the entire outstanding share capital of the Company from the shareholders, whether pursuant to Section 341 of the Companies Law or otherwise, including by way of a merger, and (f) the Company, with respect to repurchase at par value or for no consideration of shares from shareholders; provided however, that in any of the foregoing events (other than paragraphs (e) through (f)) the Permitted Transferee shall have first assumed in writing, a copy of which was delivered to the Company, all the transferring shareholder's obligations and undertakings to the Company and to any other shareholders (which relates to the Company).

(a)           No transfer of shares shall be registered unless a proper instrument of transfer (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require.  Until the transferee has been registered in the Share Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof.  The Board of Directors, may, from time to time, prescribe a reasonable fee for the registration of a transfer.

(b)           Right of First Refusal. Until the closing of a Qualified IPO, each Significant Shareholder of the issued and outstanding share capital of the Company (on an as - converted basis), (collectively, "Offerees"), shall have a right of first refusal with respect to any sale, transfer, assign, pledge or otherwise dispose of (collectively, "Transfer") by any shareholder of all or any of its shares in the Company (the "Offeror"), except with respect to a Transfer by such shareholder to its Permitted Transferees, as follows:

(i)
Any Offeror proposing to Transfer all or any of its shares (the "Offered Shares") to a person or entity who is not a Permitted Transferee of such shareholder, shall first provide the Offerees, within five (5) days of the receipt of an offer from a potential buyer, with an offer stating the identity of the offeror and the terms of the proposed sale (the "Offer"). Each of the Offerees may accept such Offer in respect to a percentage of the Offered Shares which is equal to its percentage of holdings in the issued and outstanding share capital of the Company, on an as – converted basis ("Accepting Offerees") by giving the Company notice to that effect within fourteen (14) business days after being served with the Offer (an "Acceptance").

(ii)
If the Acceptances, in the aggregate, are in respect of all, or more than, the Offered Shares, then the Accepting Offerees shall acquire the Offered Shares, on the terms aforementioned, in proportion to their respective holdings in the Company's issued and outstanding share capital, on an as – converted basis, provided that no Accepting Offerees shall be entitled or be forced to acquire under the provisions of this Article more than the number of Offered Shares initially accepted by such Accepting Offeree under the Acceptance, and upon the allocation to it of the full number of Offered Shares so accepted, such Accepting Offeree shall be disregarded in any subsequent computations and allocations hereunder. Any Offered Shares remaining after the computation of such respective entitlements shall be re-allocated among the remaining Accepting Offerees (other than those to be disregarded as aforesaid), in the same manner, until one hundred percent (100%) of the Offered Shares have been allocated as aforesaid.

(iii)
If the Acceptances, in the aggregate, are in respect of less than the full number of Offered Shares, then the Accepting Offerees shall not be entitled to acquire the Offered Shares, and the Offeror, at the expiration of the aforementioned fourteen (14) business day period, shall be entitled to Transfer all (but not less than all) of the Offered Shares to the potential buyer(s) identified in the Offer, provided, however, that in no event shall the Offeror Transfer any of the Offered Shares to any transferee other than such Accepting Offerees or such potential buyer(s) or Transfer the same on terms more favorable to the potential buyer(s) than those stated in the Offer, and provided that any of the Offered Shares not Transferred within ninety (90) days after the expiration of such fourteen (14) business day period, shall again be subject to the provisions of this Article 13(c).

(iv)
The Offeror shall be bound, upon payment of the price for the Offered Shares stated in the Offer (the "Purchase Price"), to Transfer to the Accepting Offerees the Offered Shares which have been allocated to the Accepting Offerees pursuant to the above paragraphs. If, after becoming so bound, the Offeror defaults in Transferring the Offered Shares, the Company may receive the Purchase Price therefor and the Offeror shall be deemed to have appointed any one member of the Board of Directors as his agent to execute a Transfer of the Offered Shares to the Accepting Offerees and, upon execution of such Transfer, the Company shall hold the Purchase Price therefor in trust for the Offeror. The receipt by the Company of the Purchase Price shall be a good discharge to each Accepting Offeree and, after its name has been entered in the Share Register, the validity of the proceedings shall not be challenged by any party hereto.

14.	Payment in Installments

If by the terms of allotment of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share of the person(s) entitled thereto.

15.	Calls on Shares

(a)           The Board of Directors may, from time to time, make such calls as it may think appropriate upon shareholders in respect of any sum unpaid in respect of shares held by such shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed.  Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

(b)           Notice of any call shall be given in writing to the shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend such time, or alter such person and/or place.  In the event of a call payable in installments, only one notice thereof need be given.

(c)           If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to such calls shall apply to each such amount.

(d)           The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

(e)           Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

 (f)           Upon the allotment of shares, the Board of Directors may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

16.	Prepayment

With the approval of the Board of Directors, any shareholder may pay to the Company any amount not yet payable in respect of such shareholder's shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors.  The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty.  Nothing in this Article 16 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

17.	Forfeiture and Surrender

(a)           If any shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for herein, on or before the day fixed for payment of the same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as the said amount or interest remains unpaid, forfeit all or any of the shares in respect of which said call had been made.  Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

(b)           Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall stop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of the same amount.

(c)           Whenever shares are forfeited as herein provided, all dividends theretofore declared in respect thereof and not actually paid shall be deemed to have been forfeited at the same time.

(d)           The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

(e)           Any share forfeited or surrendered as provided herein shall become a dormant share (i.e., such share shall not give the Company any rights whatsoever as long as it is owned by the Company) and shall be the property of the Company, and the same, subject to the provisions of these Articles, may be sold, re-allotted or otherwise disposed of as the Board of Directors thinks fit.

(f)            Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 17(e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so.  In the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owing by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

(g)           The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it thinks fit, but no such nullification shall stop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 17.

18.	Lien

(a)           Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for such shareholders debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not.  Such lien shall extend to all dividends from time to time declared in respect of such share.

(b)           The Board of Directors may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the intention to sell shall have been served on such shareholder, or such shareholder's executors or administrators.

(c)           The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such shareholder (whether or not the same have matured), or any specific part of the same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, such shareholder's executors, administrators or assigns.

19.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board of Directors may appoint some person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the Share Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after such purchaser's name has been entered in the Share Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

20.	Redeemable Shares

The Board of Directors may, subject to the provisions of the Companies Law, issue redeemable shares and redeem the same.

21.	Suspension of Registration

The Board of Directors may suspend the registration of transfers during the fourteen (14) days immediately preceding the Annual General Meeting.

TRANSMISSION OF SHARES

22.	Decedents' Shares

(a)           In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 22(b) have been effectively invoked.

 (b)           Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

23.	Receivers and Liquidators

 (a)           The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

 (b)           The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

24.	Annual General Meeting

An Annual General Meeting shall be held once in every calendar year at such time (within a period of not more than fifteen (15) months after the last preceding Annual General Meeting) and at such place either within or without the State of Israel as may be determined by the Board of Directors.

25.	Special General Meetings

(a)          All General Meetings other than Annual General Meetings shall be called "Special General Meetings" (in these Articles, when referring to "General Meeting", it shall mean General Meeting or Special General Meeting)

(b)         The Board of Directors may, whenever it thinks fit, convene a Special General Meeting at such time and place, within or without the State of Israel, as may be determined by the Board of Directors, and shall be obligated to do so upon requisition in writing in accordance with Sections 63 or 64 of the Companies Law.

26.	Notice of General Meetings; Omission to Give Notice

(a)          Not less than seven (7) days' prior notice shall be given of every General Meeting.  Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat.  Notice shall be given to all shareholders who would be entitled to attend and vote at such meeting, if it were held on the date when such notice is issued.  Anything herein to the contrary notwithstanding, with the consent of all shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than hereinabove prescribed has been given.

 (b)        The accidental omission to give notice of a meeting to any shareholder, or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

PROCEEDINGS AT GENERAL MEETINGS

27.	Quorum

 (a)        Two or more shareholders (not in default in payment of any sum referred to in Article 33(a) hereof), present in person or by proxy and holding shares (on an as – converted basis) conferring in the aggregate a majority of the voting power of the Company, shall constitute a quorum at General Meetings.  No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to business.  General Meetings may be held telephonically or by any other means of communication, provided that each shareholder participating in such meeting can hear all of the other shareholders participating in such meeting.

 (b)        If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition under Sections 63 or 64 of the Companies Law, shall be dissolved, but in any other case it shall stand adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the voting power (on an as – converted basis) represented at the meeting in person or by proxy and voting on the question of adjournment. No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.  At such adjourned meeting, any two (2) shareholders (not in default as aforesaid) present in person or by proxy, shall constitute a quorum.

28.	Chairman

The chairman, if any, of the Board of Directors shall preside as chairman at every General Meeting of the Company (the "Chairman").  If there is no such Chairman, or if at any meeting such Chairman is not present within fifteen (15) minutes after the time fixed for holding the meeting or is unwilling to act as Chairman, the shareholders present shall choose someone of their number to be Chairman.  The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he or she is also a shareholder or such proxy).

29.	Adoption of Resolutions at General Meetings

Subject to the provisions of the Companies Law:

(a)           All resolutions shall be deemed adopted if approved by the holders of a majority of the voting power (on an as - converted basis) represented at the meeting in person or by proxy and voting thereon.

(b)           Every question submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot.  A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands.  If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.  The demand for a written ballot may be withdrawn at any time before the same is conducted, by the holders of majority of Company's equity (on an as – converted basis) present in the General Meeting.  The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

 (c)           A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or defeated, and an entry to that effect in the minutes book of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

30.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such shareholders have given their written consent (by e-mail, facsimile, letter or other written form) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

31.	Power to Adjourn

(a)           The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power (on an as – converted basis) represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called.

 (b)           It shall not be necessary to give any notice of an adjournment, whether pursuant to Article 27(b) or Article 31(a), unless the meeting is adjourned for thirty (30) days or more in which event notice thereof shall be given in the manner required for the meeting as originally called.

32.	Voting Power

Subject to the provisions of Article 33(a) and subject to any provision hereof conferring special rights as to voting, or restricting the right to vote, every shareholder shall have one vote for each share held by such shareholder of record (on an as – converted basis), on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

33.	Voting Rights

(a)          No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by such shareholder in respect of such shareholder's shares in the Company have been paid.

(b)        A company or other corporate body being a shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any meeting of the Company.  Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power that the latter could have exercised if it were an individual shareholder.  Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to the Chairman.

(c)         Any shareholder entitled to vote may vote either personally, or by writing or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to Article 33(b).

(d)         If two or more persons are registered as joint holders of any share, the vote of the senior who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s); and for this purpose seniority shall be determined by the order in which the names stand in the Share Register.

PROXIES

34.	Instrument of Appointment

(a)          The instrument appointing a proxy shall be in writing and shall be substantially in the following form:

"I _________________ (Name of shareholder, the "Appointor")  of _______________________ (Address of shareholder) being a shareholder of Silenseed Ltd. hereby appoint ________________________ (Name of Proxy) of _____________________________ (Address of Proxy) as my proxy to vote for me and on my behalf at the General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof.
Signed this ______ day of ____________, 20__.

_________________________

(Signature of Appointor)"

or in any usual or common form or in such other form as may be approved by the Board of Directors, including a form which provides for a continuing proxy until the occurrence of such date or event as is specified in the proxy.  It shall be duly signed by the Appointor or his duly authorized attorney or, if such Appointor is a company or other corporate body, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s).

(b)         The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office, or at its principal place of business or at the offices of its registrar and/or transfer agent or at such place as the Board of Directors may specify) before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

35.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death, liquidation or winding-up of the Appointer (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written intimation of such death, liquidation, winding-up revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the Appointer, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

BOARD OF DIRECTORS

36.	Powers of Board of Directors

The Board of Directors shall determine the Company's policies, oversee the activities of the Chief Executive Officer, and take such other actions as are described in Section 92 of the Companies Law.  In the absence of a Chief Executive Officer, the Board of Directors shall manage the business of the Company.  The authority conferred on the Board of Directors by this Article 36 shall be subject to the provisions of the Companies Law, of these Articles and any regulation or resolution consistent with these Articles adopted from time to time by the Company in a General Meeting, provided, however, that no such regulation or resolution shall invalidate any prior act done by or pursuant to a decision of the Board of Directors which would have been valid if such regulation or resolution had not been adopted.

37.	Exercise of Powers of Directors

(a)           A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

(b)           A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote and voting thereon.

(c)           A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Board of Directors) or to which all such Directors have given their written consent (by e-mail, facsimile, letter or other written form) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

38.	Delegation of Powers

(a)           Subject to Section 112 of the Companies Law, the Board of Directors may delegate any or all of its powers to committees, each consisting of two or more persons (all of whose members must be Directors), and it may from time to time revoke such delegation or alter the composition of any such committee.  Any Committee so formed (in these Articles referred to as a "Committee of the Board of Directors"), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors.  The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as not superseded by any regulations adopted by the Board of Directors under this Article.  Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

 (b)           Without derogating from the provisions of Article 52, the Board of Directors may, subject to the provisions of the Companies Law, from time to time appoint a Chief Executive Officer to the Company, as well as other officers, agents, employees and independent contractors, as the Board of Directors may think appropriate, and may terminate the service of any such person.  The Board of Directors may, subject to the provisions of the Companies Law, determine the powers and duties, as well as the terms and conditions of employment, of all such persons, and may require security in such cases and in such amounts as it thinks appropriate. The Board of Directors may, subject to the provisions of the Companies Law, delegate any of its powers to the Chief Executive Officer, to execute, deliver and perform any action required to effect any transaction in the name and on behalf of the Company.

 (c)           The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it thinks fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

39.	Number of Directors

The Board of Directors of the Company shall consist of not less than one (1) Director and no more than five (5) Directors.

40.	Election, Appointment and Removal of Directors

(a)           Until a Qualified IPO, the Company’s Board of Directors shall consist of five (5) members, as follows: (a) four (4) Directors elected by the Company's founder, Dr. Amotz Shemi; and (b) one (1) Director elected by Dr. Shmuel Cabilly;

(b)           At least one Director (if appointed) shall be appointed to any Committee of the Board of Directors.

(c)           Any Director(s) may only be removed from office (by written notice) by the shareholder that designated such Director, and any vacancy, however created, in the Board of Directors may only be filled (by written notice) by the shareholder that designated the previous incumbent of such vacancy. Any such act shall become effective on the date fixed in such notice, or upon the delivery thereof to the Company, whichever is later.

41.	Qualification of Directors

No person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

42.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board of Directors, the continuing Directors may continue to act in every matter, may temporarily fill any such vacancy, until otherwise is determined by the Company's shareholders in a General Meeting or a Special General Meeting.

43.	Vacation of Office

(a)          The office of a Director shall be vacated by the Director's written resignation.  Such resignation shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

 (b)         The office of a Director shall be vacated, ipso facto, upon the occurrence of any of the following: (i) such Director's death, (ii) such Director is convicted of a crime as described in Section 232 of the Companies Law, (iii) such Director is removed by a court of law in accordance with Section 233 of the Companies Law, (iv) such Director becomes legally incompetent, (v) if such Director an individual, such Director is declared bankrupt, or (vi) if such Director is a corporate entity, upon its winding-up liquidation, whether voluntary or involuntary.

44.	Remuneration of Directors

No Director shall be paid any remuneration by the Company for such Director's services as a member of the Board of Directors, unless such remuneration has been approved pursuant to the provisions of the Companies Law.

45.	Conflict of Interests

Subject to the provisions of the Companies Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

46.	Alternate Directors

(a)          A Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as "Alternate Director"), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever.  Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

(b)          Any notice given to the Company pursuant to Article 46(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

(c)          An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any Committee of the Board of Directors thereof while the Director who appointed him is present.

(d)          Any natural person may act as an Alternate Director, provided, however, that such person is not a Director in the Company.  One person may not act as Alternate Director for more than one Director, but one person may act as a Director jointly appointed by shareholders.

(e)          An Alternate Director shall alone be responsible for his own acts and defaults.

(f)           The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 45, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF THE BOARD OF DIRECTORS

47.	Meetings

(a)           The Board of Directors may meet and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors think fit.  Meetings of the Board of Directors may be held telephonically or by any other means of communication provided that each Director participating in such meeting can hear all of the other Directors participating in such meeting.

(b)          The Chairman of the Board of Directors, and in the absence of a Chairman, any Director, may, convene a meeting of the Board of Directors, but not less than seven (7) days' written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting.

(c)          Upon the receipt of a written request under any of the following circumstances, the Chairman of the Board of Directors shall, and in the absence of a Chairman, any Director receiving such written request shall, convene a meeting of the Board of Directors, but not less than seven (7) days' written notice shall be given of any meeting, unless such notice is waived in writing by all of the Directors as to a particular meeting:

(i)           upon the receipt of a written request from any of the Directors;

(ii)          upon the receipt of any written request from the Chief Executive Officer of the Company requesting an action of the Board of Directors; or

(iii)	upon the receipt of a written request from the Accountant Controller of the Company regarding material flaws in the oversight of the Company's internal accounting methods.

48.	Quorum

(a)           Until otherwise unanimously decided by the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence, in person or represented by an Alternate Director, of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by Chairman of the Board of Directors), unless only one Director was appointed by the shareholders.

 (b)           If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to such time, date and place as the Chairman may determine, provided that not less than two (2) days' written notice shall have been provided to each of the Directors of such meeting.  No business shall be transacted at any adjourned meeting except business that might lawfully have been transacted at the meeting as originally called.  At such adjourned meeting, any two (2) Directors present in person or represented by an Alternate Director shall constitute a quorum.

49.	Chairman of the Board of Directors

(a)           The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place.  The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixes for the meeting, or if the appointed Chairman is unwilling to take the chair, the Directors present shall choose one of their number to be the chairman of such meeting.

(b)           In the event of a deadlock with respect to any vote by the Board of Directors, the Chairman shall not have an additional (casting or second) vote for the purposes of resolving the deadlock and the resolution shall be defeated.

50.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

MINUTES

51.	Minutes

(a)           Minutes of each General Meeting and of each meeting of the Board of Directors (or any committee thereof) shall be recorded and duly entered in books provided for that purpose.  Such minutes shall, in all events, set forth the names of the persons present at the meeting and all resolutions adopted thereat.

 (b)          Any minutes as aforesaid, if purporting to be signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

CHIEF EXECUTIVE OFFICER

52.	Chief Executive Officer

(a)           The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as Chief Executive Officers(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including General Manager, Managing Director, Director General or any similar or dissimilar title).  The appointment of the Chief Executive Officer(s) may be either for a fixed term or without any limitation of time.  The Board of Directors may from time to time remove or dismiss the Chief Executive Officer(s) from office and appoint another or others in the Chief Executive Officer(s)'s place.

(b)           The Chief Executive Officer(s) shall manage the business of the Company, subject to the policies established by the Board of Directors, such limitations and restrictions as are set forth in these Articles or as the Board of Directors may from time to time prescribe, and the provisions of the Companies Law.

(c)           The Board of Directors may from time to time determine the Chief Executive Officer(s) salary and other terms and conditions of the Chief Executive Officer's employment, subject to the provisions of the Companies Law.

(d)           Subject to the provisions of the Companies Law, the Chief Executive Officer of the Company may appoint additional Office Holders (as such term is defined in the Companies Law) of the Company (other than Directors and Chief Executive Officers), and determine the duties and powers of such Office Holders, and the terms and conditions of such Office Holders' employment.  The Chief Executive Officer shall notify the Board of Directors of each such appointment at the first meeting of the Board of Directors following such appointment.

INDEMNIFICATION AND INSURANCE

53.	Exemption From Duty Of Care

Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve in advance or retroactively to exempt an Office Holder from all or part of such Office Holder's responsibility or liability for damages caused to the Company due to any breach of such Office Holder's duty of care towards the Company.

54.	Indemnification

(a)           Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any "Office Holder" (as such term is defined in the Companies Law) to the fullest extent permitted by the Companies Law.

(b)           Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve retroactively to indemnify an Office Holder, to the fullest extent permitted under applicable law, with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder's capacity as an Office Holder of the Company:

  (i)            a monetary liability imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a settlement, compromise or in an arbitration decision that was approved by a court of law; and

(ii)           reasonable legal expenses, including attorney's fees, which the Office Holder incurred due to an investigation or a proceeding instituted against the Office Holder by an authority competent to administrate such an investigation or proceeding, and that was "finalized without the filing of an indictment" (as defined in Article 260(a)(1A) of the Companies Law, 1999) and "without any financial obligation imposed in lieu of criminal proceedings" (as defined in Article 260(a)(1A) of the Companies Law), or that was finalized without the filing of an indictment against the Office Holder but with financial obligation imposed on the Office Holder in lieu of criminal proceedings of an offense that does not require proof of general intent; and

(iii)          reasonable legal expenses, including attorney's fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or by another person on behalf of the Company, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

(iv)          a payment which the Office Holder is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968, as amended (the "Securities Law"), if applicable, and expenses that he incurred in connection with a proceeding under Chapters H'3, H'4 or I'1 of the Securities Law, if applicable, including reasonable legal expenses, which term includes attorney fees.

 (c)          Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Board of Directors may resolve in advance to indemnify the Company's Office Holders for those liabilities and expenses described in Sub-Article 54(b), provided, however, that with respect to those liabilities and expenses described in Article 54(b).

(i)            in the opinion of the Board of Directors, in light of the Company's operations de facto, such undertaking is limited to events that can be foreseen at the time the undertaking to indemnify is provided, and

(ii)           the Board of Directors shall set a reasonable limit to the amounts or criteria for such indemnification under the circumstances, and

(iii)          such commitment in advance to indemnify an Office Holder shall specify (a) such events that in the opinion of the Board of Directors, in light of the Company's operations de facto, can be foreseen at the time the undertaking to indemnify is provided, and (b) the amounts or criteria that the Board of Directors deems reasonable under the circumstances.

55.	Insurance

(a)           Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder's capacity as an Office Holder of the Company, with respect to each of the following:

(i)            violation of the duty of care of the Office Holder towards the Company or towards another person;

(ii)           breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was not harmful to the Company; and

(iii)           a financial obligation imposed on the Office Holder for the benefit of another person.

(b)           Articles 53, 54 and 55(a) shall not apply under any of the following circumstances:

(i)            a breach of an Office Holder's fiduciary duty, in which the Office Holder did not act in good faith and with reasonable grounds to assume that the action in question was not harmful to the Company;

(ii)           a grossly negligent or intentional violation of an Office Holder's duty of care;

(iii)          an intentional action by an Office Holder in which such Office Holder intended to reap a personal gain illegally; and

(iv)          a fine or ransom levied on an Office Holder.

(c)           The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Companies Law.

RIGHTS OF SIGNATURE AND RUBBER STAMP

56.	Rights of Signature and Rubber Stamp

(a)           The Board of Directors shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company, together with the Company's rubber stamp or the Company's name in print or handwriting, shall bind the Company insofar as such person(s) acted and signed within the scope of such person's authority.

(b)           The Company shall have at least one official rubber stamp.

DIVIDENDS

57.	Declaration of Dividends

Subject to Article 70 and the provisions of the Companies Law, the Board of Directors may from time to time declare, and cause the Company to pay, such dividend as may appear to the Board of Directors to be justified by the profits of the Company.  The Board of Directors shall determine the time for payment of such dividends and the record date for determining the shareholders entitled thereto.

58.	Payment in Specie

Upon the recommendation of the Board of Directors approved by a resolution of the Company, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

59.	Implementation of Powers under Article 58

For the purpose of giving full effect to any resolution under Article 58, the Board of Directors may settle any difficulty which may arise in regard to the distribution as it thinks expedient, and, in particular, may issue fractional certificates, and may determine the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fractions of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture stock or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to the Board of Directors.

60.	Deductions from Dividends

The Board of Directors may deduct from any dividend or other moneys payable to any shareholder in respect of a share any and all sums of money then payable by such shareholder to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter of transaction whatsoever.

61.	Retention of Dividends

(a)           The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

(b)           The Board of Directors may retain any dividend or other moneys payable or property distributable in respect of a share in respect of which any person is, under Articles 22 or 23, entitled to become a shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a shareholder in respect of such share or shall transfer the same.

62.	Unclaimed Dividends

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed.  The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of three (3) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board of Directors may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

63.	Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share may be paid by check sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may be writing direct.  Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company.  Every such check shall be sent at the risk of the person entitled to the money represented thereby.

64.	Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS

65.	Books of Account

The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable law.  Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may think appropriate, and they shall always be open to inspection by all Directors.  No shareholder not being a Director (other than a Significant Shareholder as set forth below), shall have any right to inspect any account or book or other similar document of the Company, except as conferred by law or authorized by the Board of Directors or by a resolution of the Company. Subject to execution of a Non-Disclosure Undertaking in a form satisfactory to the Company, Significant Shareholders shall have, at reasonable times and upon reasonable notice, full access to all books and records of the Company, shall be entitled to review and copy them their discretion, and shall be entitled to inspect the properties of the Company and consult with the Company's management.

66.	Fiscal Year

The Company's fiscal year shall commence on January 1st and end on the following December 31st.

67.	Audit

From the date of the provision to the shareholders of a notice of an Annual General Meeting, and until the Annual General Meeting, the Company shall maintain at its registered office a copy of the Annual Financial Statements and shall make the Annual Financial Statements available to any shareholder who requests access to or a copy of the Annual Financial Statements.

68.	Auditors

(a)            The shareholders of the Company shall appoint an Auditor(s) of the Company at the Annual General Meeting.  Such appointment shall be in force until the end of the fiscal year for which the appointment is made, or for a longer period if so resolved at the Annual General Meeting, but in no event for a period of more than three fiscal years. The shareholders of the Company may remove the Auditor(s) at any time.

 (b)           The appointment, authorities, rights and duties of the Auditor(s) of the Company shall be regulated by applicable law.

 (c)           The Board of Directors shall determine the remuneration of the Auditor(s) and report to the shareholders on such remuneration at the Annual General Meeting.

NOTICES

69.	Notices

(a)           Any written notice or other document may be served by the Company upon any shareholder either personally or by sending it by prepaid registered mail (airmail if sent to a place outside Israel), facsimile, or e-mail addressed to such shareholder at such shareholder's address as described in the Share Register or such other address as such shareholder may have designated in writing for the receipt of notices and other documents.  Any written notice or other document may be served by any shareholder upon the Company by tendering the same in person to the Secretary or the Chief Executive Officer of the Company at the registered office of the Company or by sending it by prepaid registered mail (airmail if posted outside Israel) to the Company at its Registered Address.  Any such notice or other document shall be deemed to have been served two (2) business days after it has been posted (five (5) business days if sent to a place not located on the same continent as the place from where it was posted), or when actually received by the addressee if sooner than two (2) days or five (5) days, as the case may be, after it has been posted, or when actually tendered in person, to such shareholder (or to the Secretary or the Chief Executive Officer); provided, however, that notice may be sent by e-mail, facsimile or other electronic means and confirmed by registered mail as aforesaid, and such notice shall be deemed to have been given twenty-four (24) hours after such e-mail, facsimile or other electronic communication has been sent or when actually received by such shareholder (or by the Company), whichever is earlier.  If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 69(a).

(b)           All notices to be given to the shareholders shall, with respect to any share to which persons are jointly entitled, be given to whichever of such persons is named first in the Share Register, and any notice so given shall be sufficient notice to the holders of such share.

(c)           Any shareholder whose address is not described in the Share Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

WINDING UP

70.	Winding Up

If the Company be wound up on liquidation or dissolution (“Liquidation Event”), then, subject to applicable law, all the assets and funds of the Company available for distribution among the shareholders ("Available Funds and Assets") shall be distributed to them as follows:

Available Funds and Assets shall be distributed among the shareholders of the Company pro rata based on the number of shares of Ordinary Shares and Ordinary -1 Shares held by each, on an as – converted basis.

71.	Deemed Winding Up

For purposes of Article 70 above, each of the following shall be deemed a Liquidation Event: (a) a consolidation or merger of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger (other than a merger with a company in which the shareholders of the Company receive stock of the surviving company which is publicly traded at the time of such merger), (b) a sale of all or substantially all of the assets of the Company to an entity if more than fifty percent (50%) of the voting power of such purchasing entity is owned by persons other than the holders of the Company’s outstanding shares immediately before such sale or (c) a grant of an exclusive, irrevocable licensing of all or substantially all of the Company’s intellectual property to a third party.